EXHIBIT 11

                            WORTHINGTON FOODS, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                                       THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                    -------------------------          -------------------------
                                                                    10/3/97           9/27/96          10/3/97           9/27/96
                                                                    -------           -------          -------           -------
         Primary:

         Weighted average number of common
           shares outstanding                                       8,651,151       8,495,772         8,627,684         8,489,768

         Net effect of dilutive stock options based
           on treasury stock method using average
           market price                                               388,974         384,513           377,764           337,459
                                                                   ----------      ----------        ----------        ----------

         Weighted average common and common
           equivalent shares                                        9,040,125       8,880,285         9,005,448         8,827,227
                                                                   ==========      ==========        ==========        ==========

         Net income                                                $2,359,000      $1,913,000        $6,749,000        $5,191,000
                                                                   ==========      ==========        ==========        ==========

         Earnings per share                                        $     0.26      $     0.22        $     0.75        $     0.59
                                                                   ==========      ==========        ==========        ==========




         Fully diluted:

         Weighted average number of common
           shares outstanding                                       8,651,151       8,495,772         8,627,684         8,489,768

         Net effect of dilutive stock options based on
           treasury stock method using market price at
           end of period if greater than the
           average market price during the period                     395,278         422,053           412,441           424,810
                                                                   ----------      ----------        ----------        ----------

         Weighted average common and common
           equivalent shares                                        9,046,429       8,917,825         9,040,125         8,914,578
                                                                   ==========      ==========        ==========        ==========

         Net income                                                $2,359,000      $1,913,000        $6,749,000        $5,191,000
                                                                   ==========      ==========        ==========        ==========

         Earnings per share                                        $     0.26      $     0.21        $     0.75        $     0.58
                                                                   ==========      ==========        ==========        ==========



         Note: 1996 share amounts have been adjusted to reflect the four-for-three share split in December, 1996.

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